Exhibit 10.28
Offer Letter
Your employment

Position

Malik Ducard
You’ll be the Chief Content Officer
Your level is A
You’ll report to the Chief Executive Officer of Pinterest, Ben Silbermann
Initially you’ll work out of our office in Los Angeles, CA
You’ll be employed by Pinterest, Inc. (“Pinterest” or the “Company”)
You may need to travel for work from time to time
Your first day will be November 15, 2021

Obligations to Pinterest

You agree to devote your working hours and full-time efforts to Pinterest while you’re employed here. We don’t mind if you serve on any corporate, civic, charitable boards or committees that you feel passionate about; give lectures and talks; or teach at schools—as long as these things don’t interfere with your
Pinterest duties or violate your confidentiality obligations. You also agree to follow all our policies and rules.

Conflicting Obligations

You must tell us before your first day about any obligations or commitments that are inconsistent with the duties we’ve outlined in this letter. By acknowledging this letter, you’re promising that:
•You will not use or disclose any trade secrets, proprietary information or intellectual property that you or any other person or company have a right, title or interest to in connection with the work you do at Pinterest;
•You have returned any property or confidential information that belongs to your former employers; and
•You aren’t violating the rights of anyone by accepting employment here at Pinterest.

Your compensation

Salary
You are an exempt employee and are not eligible for overtime pay. We agree to pay you an initial base salary at a gross annual rate of $400,000 USD based on our standard payroll procedures. Your compensation may be modified from time to time in the Company’s sole discretion.

Stock Grant
Subject to the approval of the Compensation Committee of the Company’s Board of Directors (the “Committee”), we’ll grant you a number of shares of restricted Pinterest Class A common stock (“RSAs”) with an “Initial Value” of $13,500,000 USD. The exact number of RSAs to be granted to you will be determined at the time your grant is approved by the Committee, by dividing the Initial Value by a “Share Value.” The Share Value will be determined by the Committee, in its sole discretion, by reference to the average closing price of the Company’s Class A common stock over the final 60 trading days of the quarter in which the Vesting Commencement Date (as defined below) occurs. For the avoidance of doubt, following the Committee’s determination of the number of RSAs to be granted to you, there will be no correlation between the Initial Value and the value of the RSAs, including on or after any Vesting Date (as defined below). Your RSAs will be subject to vesting conditions, which will lapse over time. Following your start date, your grant will begin vesting on the next 20th day of the month (the “Vesting Commencement Date”) (for instance, if you were to start on January 1st, the Vesting Commencement Date would be January 20th; if you were to start on January 21st, the Vesting Commencement Date would be February 20th). Subject to your continuous service from the Vesting Commencement Date through each such date, 1/9 of the total number of RSAs will vest on each 3-month anniversary of the Vesting Commencement Date (each such date, a “Vesting Date”). Your RSAs will be subject to, and contingent upon your acceptance of, the terms and conditions of the Pinterest, Inc. 2019 Omnibus Incentive Plan, as well as the Restricted Stock Award Grant Notice(s) and Restricted Stock Award Agreement(s) associated with your RSAs.

During your employment with the Company, you will remain eligible for additional issuances of equity and other long-term incentive programs as determined in accordance with the Company’s policies and processes.

Bonus
After you start, we’ll pay you a one-time bonus of $500,000 USD less taxes and withholdings ("Bonus"). If you quit or your employment is terminated by the Company for Cause prior to the twelve month anniversary of your start date, you’ll pay back a portion of the Bonus prorated to the number of months you were employed.

Employee Benefits

You’ll be eligible for time off and to participate in the employee benefit plans maintained by Pinterest, all subject to Pinterest’s standard policies.

Business Expenses and Travel Policy

We’ll reimburse you for all reasonable and necessary business expenses so long as you follow our reimbursement procedure.
Termination

At-Will Employment
You’ll be an “at-will” employee, which means that you or Pinterest can terminate your employment any time and for any reason, without cause or notice, subject to the severance payment and benefits set forth in the Executive Severance & Change in Control Agreement attached as Exhibit B (“Severance & CIC Agreement”). You agree that if Pinterest later adopts an executive severance and change of control agreement that would pay you similar or substantially similar benefits to the benefits under the Severance & CIC Agreement, then your right to severance and change of control benefits will be determined by the terms of the new executive severance and change of control agreement, which will replace the Severance and CIC Agreement. This offer letter and the attached exhibitstake the place of anything you may have been told or agreed to already and is the full agreement between you and Pinterest on the “at-will” nature of your employment. The only way your “at-will” status can change is through a written agreement signed by you and the Chief Executive Officer of Pinterest.
Your Rights After Termination of Employment
Except as provided for in the Severance & CIC Agreement, if Pinterest terminates your employment, you’ll only be entitled to compensation, benefits and reimbursements earned or accrued before your termination date.
Before You Start

Confidentiality Agreement
You must sign and deliver a copy of the confidentiality agreement attached to this letter on or before your start date.

Right to Work
Federal immigration law requires that you provide us with evidence of your identity and eligibility for employment in the United States. We will ask you to provide this on your first day of work.

Background Check
Pinterest reserves the right to conduct background and/or reference checks on all of its potential employees. Your job offer is contingent upon clearance of such a background and/or reference check.
Successors

Pinterest’s Successors

Pinterest’s successors may enforce this agreement and Pinterest’s rights under it, so if someone else takes over all or most of Pinterest’s business and/or assets, this agreement (including Pinterest’s rights and obligations hereunder) will apply to that entity the same way it would apply to Pinterest.

Your Successors
Your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees may enforce this agreement and your rights under it.

Miscellaneous stuff

Notice
You agree to keep us up to date on your address. We’ll send you communications relating to your employment in writing. We may deliver these communications personally, send them by registered or certified mail, or express delivery service such as FedEx. You will be deemed to receive these communications when we deliver them to you personally, or when we send them via registered or certified mail or express delivery service to the address you most recently provided in writing. Please address any correspondence with us to our official business address directed to the attention of the company’s Secretary.
Whole Agreement
This offer letter and the confidentiality agreement attached to it, together with the Severance & CIC Agreement between you and the Company dated as of the date hereof, represent the entire agreement between you and Pinterest regarding the subjects they cover. You acknowledge that you and Pinterest have no other agreements or understandings (oral or written, express or implied) regarding the subjects covered by this agreement, and you have not made or received any additional representations relating to these subjects. The terms of this agreement may only be modified by written agreement that you and the Chief Executive Officer of Pinterest sign.
Withholding Taxes
If the law or tax code requires it, the payments made to you could be reduced to such extent required by applicable law.

Choice of Law and Severability
This agreement will be interpreted according to the laws of the state in which you are employed, without giving effect to provisions governing the choice of law. If any provision in this letter becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction because of the scope, extent or duration of its coverage, then this provision will be considered amended to the minimum extent necessary to bring it into line with the law (so it’s valid and enforceable). If we can’t amend the provision without significantly changing either your or our intentions, then we’ll strike the provision and the rest of the provisions in this offer letter will stay in effect.
If any provision of this letter is rendered illegal by any present or future statute, law, ordinance or regulation, then that provision will be curtailed or limited only to the minimum extent necessary to make the provision comply with the law. All the other terms and provisions in this letter will stay in effect.
Assignment
This letter and all your rights and obligations in it are personal to you – you can’t transfer or reassign them. Pinterest may assign its rights under this agreement to any entity that takes over our obligations under this agreement in connection with a sale or transfer of assets or control.
Counterparts
This letter may be signed in two or more counterparts. Each of these will be considered an original, and together they will constitute a single document.

And now for
the good stuff

We’re all delighted to extend this offer to you, and we hope you’ll join us soon! If you’d like to accept, please sign and return this offer letter, along with a signed and dated original copy of the attached confidentiality agreement, by October 22, 2021.

Sincerely,

/s/ Ben Silbermann	/s/ Evan Sharp
Ben Silbermann, Co-Founder	Evan Sharp, Co-Founder
Pinterest	Pinterest

Please sign below:

/s/ Malik Ducard
Signature

Malik Ducard
Printed name

October 17, 2021
Date

Confidential Information and Invention Assignment Agreement
1)My Relationship with Pinterest

This agreement applies to my employment relationship with Pinterest Inc., and any of its present or future subsidiaries, affiliates or successors (“Pinterest”). It also applies if my employment ends but Pinterest hires me again or asks me to consult within a year, unless we agree otherwise in writing.
For purposes of this agreement, my employment or consulting relationship with Pinterest – whether it started before, on, or after this agreement’s date – will be called the “Relationship.”.

2)Confidential Information

a)Definition

“Confidential Information” is any information or material that people outside of Pinterest don’t generally know about or have access to, as well as any information or material that third parties give to Pinterest in confidence. Confidential Information includes Company Inventions (defined below), business or financial information, knowledge, plans, forecasts, or anything else a reasonable person would understand to be confidential.
Confidential Information doesn’t include information that becomes generally known or available to the public, so long as it doesn’t become known or available to the public because of anything I did, or anything I was supposed to do but didn’t do.
(b)Protection

I understand that Pinterest will provide me with Confidential Information so that I can do my job. I’ll keep Confidential Information confidential during and after the Relationship. I won’t use

Confidential Information except to do my job, and for the benefit of Pinterest. I won’t share Confidential Information with anyone outside the Company or make copies of Confidential Information unless I get written permission from Pinterest.
(c)Third Party Information

The things I’m agreeing to in Section 2 are for the benefit of Pinterest and any third party that gives information or material to Pinterest in confidence. While working at Pinterest, I won’t share or use any confidential or secret information received from third parties unless they have expressly permitted me to do so.
(d)Other Rights

This agreement supplements, but doesn’t supersede, any rights that Pinterest has to protect trade secrets or any other confidential or proprietary information.

3)Inventions

(a) My Inventions

“Inventions” means any discoveries, developments, concepts, designs, ideas, know how, improvements, inventions, trade secrets, or original works of authorship, regardless of whether these things are patentable, copyrightable or otherwise legally protectable. This includes products, designs, systems, methods, processes, configurations, and many other things.
In Exhibit A, I’ve listed all Inventions that belong to me (alone or with others) and relate to Pinterest’s business or its products. I retain my rights in these listed Inventions, and I’m not assigning those rights to Pinterest. If no list is attached, that means I have no Inventions that relate to Pinterest’s business or its products.
If I use or incorporate any Invention that belongs to me (alone or with others) in the course of my work at Pinterest, I’ll tell Pinterest first. Whether I tell Pinterest or not, I give Pinterest the right to use that Invention. Legally speaking, I grant Pinterest a non-exclusive, fully paid-up, royalty free, assumable, perpetual, worldwide license to freely use that Invention under all intellectual property laws around the world. This license may be transferred or sublicensed by Pinterest at any time, without restriction.
(b)Company Invention

“Company Inventions” means any Invention that I author, discover, develop, dream up, improve, or reduce to practice during this Relationship (alone or with others), unless that Invention is excluded under the applicable state law (which I can reference in Exhibit B). If I believe that any Invention that I author, discover, develop, dream up, improve, or reduce to practice during this Relationship (alone or with others) is excluded by the provisions of Exhibit
B, I’ll tell Pinterest promptly.

I’ll tell Pinterest about all Company Inventions, and hold them in trust for the sole benefit of Pinterest. Whether I tell Pinterest or not, I hereby assign to Pinterest or its designee all my rights, title and interest throughout the world to all Company Inventions and all patent, copyright, trademark, trade secret and other intellectual property rights in all Company Inventions. I agree that all Company Inventions that are made by me (alone or with others) are “works made for hire” to the greatest extent permitted by law, and that I’ve been compensated for them by my salary. I waive all claims, present or future, for infringement of any Company Invention. Any assignment of Company Inventions includes all so-called “moral rights,” “artist’s rights,” “droit moral,” or similar rights and if those rights can’t be assigned under applicable law, I waive all those rights.
c)Records

I’ll keep and maintain good records of all Company Inventions I make (alone or with others) during the Relationship. These records will be the sole property of Pinterest. I won’t take these records from the workplace except where Company policies allow, and I understand that Pinterest may revise these policies from time to time. At the end of the Relationship, I’ll give these records and any copies of them to Pinterest, as required by Sections 5 and 6 of this agreement.
d)Assistance In Securing Intellectual Property Rights

I’ll help Pinterest or its designees secure and maintain all available rights in Company Inventions, including copyrights, patents, trademarks, moral rights, or any other possible rights, in all countries around the world. If asked, I’ll provide all information and sign all documents necessary to submit applications, specifications, assignments, recordations, oaths or anything else that will help Pinterest secure or maintain legal rights in Company Inventions. If asked to do so, I’ll waive, assign, or convey any rights or interests I might have in Company Inventions. This obligation will continue after the Relationship ends.
In order to help Pinterest secure and maintain legal rights in Company Inventions, I designate Pinterest and its officers as my agent and attorney-in-fact, authorized to act on my behalf and to execute and file any documents needed to secure or maintain any rights in Company
Inventions anywhere in the world. This power of attorney is coupled with an interest and won’t be affected by my subsequent incapacity.

4)Interest Property and Documents

I understand I have no expectation of privacy when it comes to Pinterest’s communication or information systems (including files, emails and voicemails), and Pinterest may monitor my use of these systems at any time without notice.
I understand that Pinterest may inspect any of its property at the workplace, including equipment, physical and electronic storage, and work spaces, among other things, at any time without notice. When my Relationship with Pinterest ends, I’ll return all equipment Pinterest has provided. I’ll also return all documents, information and other materials that belong to Pinterest, and won’t keep (or recreate) any copies.

5)Termination Certification

Upon the termination of my employment, I’ll sign the “Termination Certification” in Exhibit C. Even if I don’t sign the Termination Certification, I’m still bound by the terms of this agreement.

6)Notice to Third Parties

Pinterest may tell third parties that I agreed to this confidentiality agreement, both during and after our Relationship.

7)Solicitation of Employees, Consultants and Others

To the extent allowed under applicable law, during our Relationship and for a year after it ends, I won’t directly or indirectly encourage or solicit any Pinterest employee or consultant to leave Pinterest (or any affiliated company).
I won’t, at any time, use Confidential Information to deter Pinterest’s clients or customers from doing business with Pinterest, or encourage them to do business with any company that competes directly or indirectly with Pinterest. Nor will I use Confidential Information in any other way that’s contrary to the interests of Pinterest.

8)At-Will Relationship

I understand I’m an “at-will” employee. I may terminate my employment with Pinterest, and Pinterest may do likewise, at any time for any reason or no reason, without any further obligations, other than the severance payment and benefits set forth in the Severance & CIC Agreement and the parts of this agreement that continue in effect after the Relationship.

9)Representations and Covenants

(a) Cooperation

If Pinterest asks, and I can truthfully do so, I’ll execute any oath, or verify any document required to carry out the terms of this agreement during the Relationship or after.

(b)No Conflicts

In signing this agreement, I’m not violating any agreements with, or promises to, any other person or company, and I won’t enter into any written or verbal agreement that conflicts with this one.
I’ll honor all agreements and confidentiality obligations I have to any other party, and promise not to disclose to Pinterest any Inventions or Confidential Information belonging to anyone else. I do not have any agreements with current or past employers or other parties that might restrict my ability to accept this job, engage Pinterest’s customers or service providers, or perform my duties at and obligations to Pinterest.
I’m not performing any services for any business (or proposed business) whose products or services might compete with Pinterest’s products or services, or any new products or services that Pinterest develops during the Relationship, nor do I intend to do so. If I want to do so in the future while employed with Pinterest, I’ll tell Pinterest in writing, identify the organization I want to work for, and provide Pinterest with all of the information it needs to determine if that work would conflict with the interests of Pinterest.
(c)Voluntary Execution

I’ve read and understand all provisions of this agreement. I accept them voluntarily and promise to comply with all of them.

10)General Provisions

(a) Governing Law

The validity, interpretation, construction and performance of this agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.
(b)Entire Agreement

This agreement contains the entire understanding and agreement between me and Pinterest, regardless of any previous discussions we may have had. This agreement will apply regardless of any changes in my duties or compensation, and the terms of the agreement can’t be changed unless the changes are made in writing and we’ve both signed them.
I understand that Pinterest can’t waive any of the rights, or give any of the permissions discussed in this agreement, unless it does so in writing through an authorized officer of the Company and with proper approval from Pinterest’s Board of Directors.
(c)Severability

If any part of this agreement is found to be void or unenforceable, that part will remain enforceable to the maximum extent allowed by law, and the rest of the agreement won’t be affected. Pinterest and I have attempted to limit my right to use, keep and share Pinterest’s Confidential Information and to limit my right to solicit employees and customers only to the extent necessary to protect Pinterest from unfair competition. If a court decides that these restrictions are too broad, Pinterest and I want the court to rework, modify and enforce the restrictions in such a way as to allow them legally in light of the circumstances at that time.
(d)Successors and Assigns

My heirs, executors, administrators and legal representatives, and my successors and assigns are also bound by this agreement. This agreement is for the benefit of Pinterest and its successors and assigns.
(e) Remedies

I recognize that violating this agreement could cause Pinterest irreparable harm. I therefore agree that Pinterest is entitled to seek extraordinary relief in court, for any violation of this agreement, including temporary restraining orders, and preliminary and permanent injunctions without the necessity of posting a bond or other security, in addition to any other remedies Pinterest might have. If a bond or security is required, I agree that a $1000 bond is adequate.

(f) Advice of counsel

I acknowledge that I’ve had the opportunity to get advice about this agreement from independent legal counsel. I’ve read and I understand all parts of this agreement, and agree the agreement won’t be construed against either party by reason of drafting or preparation.
The parties executed this agreement on the dates specified below to be effective on the Effective Date.

Sincerely,

/s/ Ben Silbermann	/s/ Evan Sharp

Ben Silbermann, Co-Founder	Evan Sharp, Co-Founder
Pinterest	Pinterest

Please sign below:

/s/ Malik Ducard
Signature

Malik Ducard
Printed name

October 17, 2021
Date

Exhibit A
A list of inventions and original works of authorship excluded under Section 3(a).

If you have nothing to identify, please write “N/A” below.

Title	Identifying # or description	Date

/s/ Malik Ducard
Signature

Malik Ducard	October 17, 2021
Printed name	Date

Exhibit B
Section 2870 of the California Labor Code says:

(a)Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b)To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Exhibit C
Termination certification

By signing this, I certify that I’ve returned, and don’t have in my possession, all equipment, documents, information, and other materials that belong to Pinterest, and any copies or reproductions of these things.

I also certify that I’ve complied with all parts of Pinterest’s Confidential Information and Invention Assignment Agreement that I signed when I joined Pinterest, including reporting any Inventions that I made or dreamed up (alone or with others) during my Relationship with Pinterest.

As I agreed to in the Confidential Information and Invention Assignment Agreement, I’ll keep Confidential Information confidential, including Company Inventions, business or financial information, knowledge, plans, forecasts, or anything else a reasonable person would understand to be confidential.

To the extent allowed under applicable law, for a year from the date of the termination of my Relationship, I won’t directly or indirectly encourage or solicit any Pinterest employee or consultant to leave Pinterest (or any affiliated company).

I won’t, at any time, use Confidential Information to deter Pinterest’s clients or customers from doing business with Pinterest, or encourage them to do business with any company that competes directly or indirectly with Pinterest. Nor will I use Confidential Information in any other way that’s contrary to the interests of Pinterest.

Signature

Printed name	Date